Filed pursuant to Rule 424(b)(3)

Registration No. 333-198728

PROSPECTUS

6,845,830 shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 6,845,830 shares of our common stock, par value $0.001 per share, being offered by the selling stockholders identified in this prospectus.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders may sell the shares as set forth herein under “Plan of Distribution.”

We have agreed to pay certain expenses in connection with the registration of the shares.

Our common stock is listed on the NASDAQ Global Market under the symbol “SMSI.” On September 25, 2014, the last reported sale price of our common stock on the NASDAQ Global Market was $0.95.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2014

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with this prospectus. Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the Securities and Exchange Commission, or SEC, including in our Annual Report on Form 10-K, which we initially filed with the SEC on March 7, 2014. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656, Attention: William Smith. Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Smith Micro” refer to Smith Micro Software, Inc. and its subsidiaries.

Our Company

Smith Micro Software, Inc. provides software and services that simplify, secure and enhance the mobile experience. The Company’s portfolio of wireless solutions includes a wide range of client and server applications that manage devices, communications and network connectivity for end-users as well as Machine-to-Machine (“M2M”) endpoints. Our primary customers are the world’s leading wireless service providers, mobile device and chipset manufacturers, and enterprise businesses. In addition to our wireless and mobility software, Smith Micro offers personal productivity, graphics and animation products distributed through a variety of consumer channels worldwide.

With a 30-year history of technology innovation, leadership in industry standards, and extensive commercial deployment experience, Smith Micro continues to evolve its portfolio and business models to capitalize on new market opportunities. Over the past three decades, the Company has developed deep expertise in embedded software for networked devices, policy-based management platforms, and highly-scalable mobile applications and hosted services. For network operators and organizations struggling to reduce costs and complexity in the fragmented, rapidly evolving mobile market, Smith Micro offers proven solutions that increase reliability, security, and efficiency while accelerating time to market for mobile products and services.

The proliferation of mobile broadband technology continues to provide new opportunities for Smith Micro on a global scale. Today, Smith Micro’s mission is to help our customers thrive in a connected world with software solutions that:

1.	Simplify wireless connectivity to reduce support costs and increase accessibility;

2.	Optimize network and device resources for maximum performance and efficiency;

3.	Enable a safe, productive mobile environment that meets enterprise and governmental standards for security, control and regulatory compliance; and

4.	Engage and grow high-value relationships with end customers using mobile devices.

The Company was incorporated in California in November 1983, and reincorporated in Delaware in June 1995. Our website address is www.smithmicro.com and we make our SEC filings available on the Investor Relations page of our website. Information contained on our website is not part of this prospectus.

Our principal executive offices are located 51 Columbia, Aliso Viejo, CA 92656. Our telephone number is (949) 362-5800.

The Offering

Common stock being offered by selling stockholders	6,845,830 shares

Common stock outstanding	45,095,241 shares (1)

Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders.

NASDAQ Global Market symbol	SMSI

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

(1)	Shares outstanding as of September 10, 2014.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risk factors as well as the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

We derive a significant portion of our revenues from sales of a small number of products to Sprint and Verizon Wireless, so our revenues and operating results are highly vulnerable to shifts in demand and may continue to decline.

In our Wireless business segment, we sell primarily to large carriers and original equipment manufacturers (“OEMs”), so there are a limited number of actual and potential customers for our products, resulting in customer concentration for sales of our products and services. For the year ended December 31, 2013, sales to Sprint and Verizon Wireless comprised 53.1% and 13.0% of our total revenues, respectively. For the quarter ended June 30, 2014, sales to Sprint and Verizon Wireless comprised 70.5% and 4.7% of our total revenues, respectively. Because of our customer concentration, these carriers and other large customers may have significant pricing power over us, and any material decrease in sales to any of them would materially affect our revenues and profitability. Additionally, carriers and OEMs are not the end-users of our products. If any of their efforts to market products and services incorporating our software are unsuccessful in the marketplace, our revenues and profitability could be adversely affected.

On July 10, 2013, Softbank and Sprint Nextel completed a merger which could further intensify the competitive pressures that we face. Furthermore, the uncertainties created by this merger could cause it to delay or cancel planned purchases of our products and services, particularly if there are proposed changes or uncertainties in the future management, product offerings and technical specifications of Sprint and its product portfolio.

We also derive a significant portion of our revenues from a few vertical markets, such as wireless carriers and handset manufacturers. In order to sustain and grow our business, we must continue to sell our software products into these vertical markets. Shifts in the dynamics of these vertical markets, such as new product introductions by our competitors, could materially harm our results of operations, financial condition and prospects. To increase our sales outside our core vertical markets, for example to large enterprises, requires us to devote time and resources to hire and train sales employees familiar with those industries. Even if we are successful in hiring and training sales teams, customers in other vertical markets may not need or sufficiently value our current products or new product introductions.

We may need to raise additional capital through the issuance of additional equity or convertible debt securities or by borrowing money, in order to meet our capital needs. Additional funds may not be available on terms acceptable to us to allow us to meet our capital needs.

We believe that the cash and cash equivalents and short-term investments on hand and the cash we expect to generate from operations will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our activities in the future. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets.

We recently announced a restructuring plan and we may take additional restructuring actions in the future that would result in additional charges, which would have a negative impact on our results of operations in the period the action is taken.

On May 6, 2014, our board of directors approved a plan of restructuring intended to streamline and flatten the Company’s organization, reduce overall headcount by approximately 20% and reduce its overall cost structure by approximately $2.0 million per quarter. This resulted in a special one-time restructuring charge of $2.4 million that was recorded in the fiscal quarter ending June 30, 2014. If the demand for our legacy and new products does not increase, we may need to take additional restructuring actions in future quarters, although we currently do not have any intention to do so. If future restructuring actions are taken, this could have a material adverse effect on our financial condition and results of operations in the period that the action is taken.

Our restructuring plan includes organizational changes and consolidations, which could have a negative impact on our operations and customers.

Our recently announced restructuring plan involves a transfer of significant duties and responsibilities from employees who are being terminated and certain operations which are being consolidated. Such duties and responsibilities will be transferred to employees we are retaining. If the transfer of duties and responsibilities, including underlying product knowledge and expertise of our existing product lines, is not executed successfully and seamlessly, this could adversely affect our levels of customer service and satisfaction, which could adversely affect our business and future revenues. In addition, the restructuring may cause us future difficulties in hiring and retaining highly skilled employees, particularly in competitive specialties.

If we fail to meet the requirements for continued listing on the NASDAQ Global Market, our common stock would likely be delisted from trading on the NASDAQ Global Market, which could adversely affect the liquidity of our common stock and cause our trading price to decline.

Our common stock is currently listed for quotation on the NASDAQ Global Market. We are required to meet specified financial requirements in order to maintain our listing on the NASDAQ Global Market. If we fail to satisfy the NASDAQ Global Market’s continued listing requirements, our common stock would likely be delisted from the NASDAQ Global Market, in which case our common stock may trade on the OTC Bulletin Board. Any potential delisting of our common stock from the NASDAQ Global Market would likely result in decreased liquidity and increased volatility of our common stock, and would likely cause our trading price to decline.

Our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall.

Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

•	the gain or loss of a key customer;

•	the size and timing of orders from and shipments to our major customers;

•	the size and timing of any product return requests;

•	our ability to maintain or increase gross margins;

•	variations in our sales channels or the mix of our product sales;

•	our ability to anticipate market needs and to identify, develop, complete, introduce, market and produce new products and technologies in a timely manner to address those needs;

•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

•	acquisitions;

•	the effect of new and emerging technologies;

•	the timing of acceptance of new mobile services by users of our customers’ services;

•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and

•	general economic and market conditions.

We have difficulty predicting the volume and timing of orders. In any given quarter, our sales have involved, and we expect will continue to involve, large financial commitments from a relatively small number of customers. As a result, the cancellation or deferral of even a small number of orders would reduce our revenues, which would adversely affect our quarterly financial performance. Also, we have often booked a large amount of our sales in the last month of the quarter and often in the last week of that month. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

Future orders may come from new customers, or from existing customers for new products. The sales cycles may be greater than what we have experienced in the past, increasing the difficulty to predict quarterly revenues.

Because we sell primarily to large carriers and OEM customers, we have no direct relationship with most end-users of our products. This indirect relationship delays feedback and blurs signals of change in the quick-to-evolve wireless ecosystem, and is one of the reasons we have difficulty predicting demand.

A large portion of our operating expenses, including rent, depreciation and amortization, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.

Due to all of the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

We may have further impairments of long-lived assets if our business does not improve and our stock price declines which could cause a material adverse effect on our financial condition and results of operations.

The Company assesses potential impairment to its long-lived assets as required by FASB ASC Topic No. 360, Property, Plant, and Equipment, when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived assets exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

For the year ended December 31, 2013, we recorded a charge for impairment of long-lived assets of $1.0 million as a result of our 2013 restructuring. For the year ended December 31, 2011, we recorded a charge for impairment of long-lived assets of $18.7 million ($13.4 million on intangible assets and $5.3 million on fixed assets) due, in part, to continued declines in our revenues and profitability and our continued depressed stock price. In future years, we may be required to take further charges for impairment of equipment and improvements, which could have a material adverse effect on our financial condition and results of operations.

Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our business, financial condition and results of operations.

Our success depends on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our target markets’ changing demands, keep up with evolving industry standards, including changes in the Microsoft, Google and Apple operating systems with which our products are designed to be compatible, and to promote those products successfully. The communications and utilities software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards and short product life cycles. In addition, the technology we market, which has been sold as software in the past, can be integrated at the chipset level by the leading mobile chipset manufacturers. Any of these factors could render our existing products obsolete and unmarketable. In addition, new products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s computing environments and the performance demanded by customers and called for by evolving wireless networking technologies. If our target markets do not develop as we anticipate, our products do not gain widespread acceptance in these markets, or we are unable to develop new versions of our software products that can operate on future wireless networks and PC and mobile device operating systems and interoperate with other popular applications, our business, financial condition and results of operations could be materially and adversely affected.

Competition within our target markets is intense and includes numerous established competitors and new entrants, which could negatively affect our revenues and results of operations.

We operate in markets that are extremely competitive and subject to rapid changes in technology. Because there are low barriers to entry into the software markets in which we participate and may participate in the future, we expect significant competition to continue from both established and emerging software companies in the future, both domestic and international. In fact, our growth opportunities in new product markets could be limited to the extent established and emerging software companies enter or have entered those markets. Furthermore, our existing and potential OEM customers may acquire or develop products that compete directly with our products.

Many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical and other resources than we do. As a result, they may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. Announcements of competing products by competitors could result in the cancellation of orders by customers in anticipation of the introduction of such new products. In addition, some of our competitors are currently making complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at their own cost or even at a loss. We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share.

We are entering new, emerging markets in which we have limited experience; if these markets do not develop or we are unable to otherwise succeed in them, our revenues will suffer and the price of our common stock will likely decline.

Our recent and planned product introductions to support new higher speed networking and 4G technologies have allowed us to enter new markets. A viable market for these products may not develop or be sustainable, and we may face intense competition in these markets. In addition, our success in these markets depends on our carrier customers’ ability to successfully introduce new mobile services enabled by our products and our ability to broaden our carrier customer base, which we believe will be difficult and time-consuming. If the expected benefits from entering new markets do not materialize, our revenues will suffer and the price of our common stock would likely decline. In addition, to the extent we enter new markets through acquisitions of companies or technologies, our financial condition could be harmed or our stockholders could suffer dilution without a corresponding benefit to our company if we do not realize expected benefits of entering such new markets.

If the adoption of and investments in new technologies and services grows more slowly than anticipated in our product planning and development, our operating results, financial condition and prospects may be negatively affected.

If the adoption of and investments in new networking and 4G technologies and services does not grow or grows more slowly than anticipated, we will not obtain the anticipated returns from our planning and development investments. For example, our Enterprise products allow our customers to update mobile devices from a home office and incorporate technology that provides a mechanism to allow for efficient firmware updates for mobile devices. In addition, we have introduced new high-speed networking and 4G products, but the pace of the market introduction of such technologies is uncertain. Future sales and any future profits from these and related products are substantially dependent upon the acceptance and use of these new technologies, and on the continued adoption and use of mobile data services by end-users.

Many of our customers and other communications service providers have made and continue to make major investments in next generation networks that are intended to support more complex applications. If communications service providers delay their deployment of networks or fail to deploy such networks successfully, demand for our products could decline, which would adversely affect our revenues. Also, to the extent we devote substantial resources and incur significant expenses to enable our products to be interoperable with new networks that have failed or have been delayed or not deployed, our operating results, financial condition and prospects may be negatively affected.

If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations.

Our future performance depends in significant part upon the continued service of our senior management and other key technical and consulting personnel. We do not have employment agreements with our key employees that govern the length of their service. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our products. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.

We rely directly and indirectly on third-party intellectual property and licenses, which may not be available on commercially reasonable terms or at all.

Many of the Company’s products and services include third-party intellectual property, which requires licenses from those third parties directly to us or to unrelated companies which provide us with sublicenses and/or execution of services for the operation of our business. These products and services include our wireless suite of products as well as our productivity and graphics products. The Company has historically been able to obtain such licenses on reasonable terms. There is however no assurance that in the future the necessary licenses could be obtained on acceptable terms or at all. If the Company or our third party service providers are unable to obtain or renew critical licenses on reasonable terms, we may be forced to terminate or curtail our products and services which rely on such intellectual property and our financial condition and operating results may be materially adversely affected.

If we fail to continue to establish and maintain strategic relationships with mobile device manufacturers, wireless carriers and network infrastructure manufacturers, market acceptance of our products and our profitability may suffer.

Most of our strategic relationships with mobile device manufacturers are not subject to written contract, but rather are in the form of informal working relationships. We believe these relationships are valuable to our success. In particular, these relationships provide us with insights into product development and emerging technologies, which allows us to keep abreast of, or anticipate, market trends and helps us serve our current and prospective customers. Because these relationships are not typically governed by written agreements, there is no obligation for many of our partners to continue working with us. If we are unable to maintain our existing strategic relationships with mobile device manufacturers or if we fail to enter into additional strategic relationships or the parties with whom we have strategic relationships favor one of our competitors, our ability to provide products that meet our current and prospective customers’ needs could be compromised and our reputation and future revenue prospects could suffer. For example, if our software does not function well with a popular mobile device because we have not maintained a relationship with its manufacturer, carriers seeking to provide that device to their respective customers could choose a competitor’s software over ours or develop their own. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

Our growth depends in part on our customers’ ability and willingness to promote services and attract and retain new customers or achieve other goals outside of our control.

We sell our products for use on handheld devices primarily through our carrier customers. Losing the support of these customers may limit our ability to compete in existing and potential markets and could negatively affect our revenues. In addition, the success of these customers and their ability and willingness to market services supported by our products is critical to our future success. Our ability to generate revenues from sales of our software is also constrained by our carrier customers’ ability to attract and retain customers. We have no input into or influence upon their marketing efforts and sales and customer retention activities. If our large carrier customers fail to maintain or grow demand for their services, revenues or revenue growth from our products designed for use on mobile devices will decline and our results of operations will suffer.

The ongoing uncertainty and volatility in U.S. and worldwide economic conditions may adversely affect our operating results.

Our operations and performance depend significantly on economic conditions in the United States and worldwide. The U.S. and global economic outlook remains uncertain. A general weakening of, and related decline of confidence in, the U.S. and global economies or the curtailment in government or corporate spending could make it difficult for current or potential wireless carrier and OEM customers and their end users to accurately forecast and plan future business activities and capital expenditures, which could cause them to slow spending on our products and services. These and other economic factors could adversely affect demand for our products and services and our financial condition and operating results, and may require us to record additional charges related to restructuring costs and/or the impairment of long-lived assets.

Acquisitions of companies or technologies may disrupt our business and divert management attention and cause our current operations to suffer.

We have historically made targeted acquisitions of smaller companies with important technology and expect to continue to do so in the future. As part of any acquisition, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may not be able to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management’s attention from our company’s day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.

We may also have to incur debt or issue equity securities in order to finance future acquisitions. Our financial condition could be harmed to the extent we incur substantial debt or use significant amounts of our cash resources in acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs, write offs, amortization expenses, and charges related to acquired intangible assets. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products or technologies within existing operations, we may not receive the intended benefits of acquisitions.

Our operating income or loss may continue to change due to shifts in our sales mix and increased spending on our research and development.

Our operating income or loss can change quarter to quarter and year to year due to a change in our sales mix and the timing of our continued investments in research and development and infrastructure. We continue to invest in research and development which is the lifeline of our technology portfolio. The timing of these additional expenses can vary significantly quarter to quarter and even from year to year.

Our products may contain undetected software defects, which could negatively affect our revenues.

Our software products are complex and may contain undetected defects. In the past, we have discovered software defects in certain of our products and have experienced delayed or lost revenues during the period it took to correct these problems. Although we and our OEM customers test our products, it is possible that errors may be found or occur in our new or existing products after we have commenced commercial shipment of those products. Defects, whether actual or perceived, could result in adverse publicity, loss of revenues, product returns, a delay in market acceptance of our products, loss of competitive position or claims against us by customers. Any such problems could be costly to remedy and could cause interruptions, delays, or cessation of our product sales, which could cause us to lose existing or prospective customers and could negatively affect our results of operations. In addition, some of our software contains open source components that are licensed under the GNU General Public License and similar open source licenses. These components may contain undetected defects or incompatibilities, may cause us to lose control over the development of portions of our software code, and may expose us to claims of infringement if these components are, or incorporate, infringing materials, the licenses are not enforceable or are modified to become incompatible with other open source licenses, or exposure to misappropriation claims if these components include unauthorized materials from a third party.

Regulations affecting our customers and us and future regulations, to which they or we may become subject to, may harm our business.

Certain of our customers in the communications industry are subject to regulation by the Federal Communications Commission, which could have an indirect effect on our business. In addition, the United States telecommunications industry has been subject to continuing deregulation since 1984. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect regulation or deregulation may have on demand for our products from customers in the communications industry. Demand for our products may be indirectly affected by regulations imposed upon potential users of those products, which may increase our costs and expenses.

We may be unable to adequately protect our intellectual property and other proprietary rights, which could negatively impact our revenues.

Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secrets, nondisclosure agreements, patents, and copyright and trademark law. We currently own U.S. trademark registrations for certain of our trademarks and U.S. patents for certain of our technologies. However, these measures afford us only limited protection. Furthermore, we rely primarily on “shrink wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, it is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.

We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the functionality of software products increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Additionally, our customer agreements require that we indemnify our customers for infringement claims made by third parties involving our intellectual property embedded in their products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. Unfavorable royalty or licensing agreements could seriously impair our ability to market our products.

Our business, financial condition and operating results could be adversely affected as a result of legal, business and economic risks specific to international operations.

In recent years, our revenues derived from sales to customers outside the U.S. have not been material. Our revenues derived from such sales can vary from quarter to quarter and from year to year. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:

•	general political, social and economic instability;

•	trade restrictions;

•	the imposition of governmental controls;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and any other country in which we operate;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	difficulties in securing and servicing international customers;

•	difficulties in collecting receivables from foreign entities;

•	fluctuations in currency exchange rates and any imposition of currency exchange controls; and

•	potentially adverse tax consequences.

These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected.

Security and privacy breaches may harm our business.

The uninterrupted operation of our hosted solutions and the confidentiality and security of third-party information is critical to our business. Any failures in our security and privacy measures could have a material adverse effect on our financial position and results of operations. If we are unable to protect, or our customers perceive that we are unable to protect, the security and privacy of our electronic information, our growth could be materially adversely affected. A security or privacy breach may:

•	cause our customer to lose confidence in our solutions;

•	harm our reputation;

•	expose us to liability; and

•	increase our expense from potential remediation costs.

While we believe we use proven applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers. In addition, our customers and end users may use our products and services in a manner which violates security or data privacy laws in one or more jurisdictions. Any significant or high profile data privacy breaches or violations of data privacy laws, whether directly through our hosted solutions or by third parties using our products and services, could result in the loss of business and reputation, litigation against us and regulatory investigations and penalties that could adversely affect our operating results and financial condition.

Interruptions or delays in service from data center hosting facilities could impair the delivery of our service and harm our business.

We currently serve our customers from data center hosting facilities. Any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their on-demand services and adversely affect our renewal rates and our ability to attract new customers.

We may have exposure to additional tax liabilities.

As a multinational corporation, we are subject to income taxes as well as sales, use and other non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, sales and use taxes, and other tax liabilities. Changes in tax laws or tax rulings may have a significantly adverse impact on our effective tax rate.

We are also subject to non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income based taxes and may have exposure to additional non-income based tax liabilities. An increasing number of states have considered or adopted laws that attempt to impose obligations on out-of-state retailers to collect sales and use taxes on their behalf. A successful assertion by one or more states or foreign countries requiring us to collect sales and use taxes where we do not do so could result in substantial tax liabilities, including for past sales, as well as penalties and interest.

Although we believe that our income and non-income based tax estimates are reasonable, there is no assurance that our provisions for taxes are correct, or that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. If we are required to pay substantially more taxes in the future or for prior periods, our operating results and financial condition could be adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding Smith Micro which include, but are not limited to, statements concerning projected revenues, expenses, gross profit and income, the competitive factors affecting our business, market acceptance of products, customer concentration, the success and timing of new product introductions and the protection of our intellectual property. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed or implied in any forward-looking statements as a result of various factors. Such factors include, but are not limited to, the following:

•	our ability to execute on our restructuring;

•	the potential for disruption and loss of customers and business from the transfer of duties and responsibilities as a result of our restructuring;

•	our ability to halt the decline of our cash reserves in light of our continued losses;

•	our ability to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all;

•	our customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint;

•	changes in demand for our products from our key customers and their end-users;

•	our business and stock price may decline further which could cause an additional impairment of long-lived assets or restructuring charges resulting in a material adverse effect on our financial condition and results of operations;

•	our ability to successfully execute our business and restructuring plan and control costs and expenses;

•	we risk being delisted from NASDAQ if our stock trades below $1.00 per share for 30 straight business days;

•	our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall;

•	the pace at which the market for new products develop;

•	the intensity of the competition and our ability to successfully compete;

•	our ability to hire and retain key personnel;

•	the availability of third party intellectual property and licenses which may not be on commercially reasonable terms, or not at all;

•	our ability to protect our intellectual property and our ability to not infringe on the rights of others;

•	the ongoing uncertainty and volatility in U.S. and worldwide economic conditions may adversely affect our operating results;

•	security and privacy breaches in our systems may damage client relations and inhibit our ability to grow;

•	interruptions or delays in the services we provide from our data center hosting facilities could harm our business; and

•	those additional factors which are listed under the section “Risk Factors” beginning on page 3 of this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders.

DESCRIPTION OF SECURITIES

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by Delaware law.

Under our amended and restated certificate of incorporation, as amended, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 10, 2014, we had 45,095,241 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding common stock can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on the NASDAQ Global Market under the symbol “SMSI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Inc.

Delaware Law and Charter and Bylaw Provisions

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock issued on August 20, 2014 in a private placement pursuant to a common stock purchase agreement entered into on August 15, 2014 with the selling stockholders whereby we issued and sold an aggregate of 6,845,830 shares of our common stock, at a price per share of $0.816, for aggregate gross proceeds of $5,586,197.

Pursuant to a registration rights agreement entered into between us and the selling stockholders on August 15, 2014, we agreed to file this registration statement on or before the date which is thirty (30) days after the closing of the private placement. We have agreed to use our commercially reasonable efforts to cause the registration statement to become effective within ninety (90) days from the closing date (or in the event of a “full review” of the registration statement by the SEC, one hundred twenty (120) days from the closing date). If the time requirements to file and obtain effectiveness of the registration statement have not been met, we are obligated to pay partial liquidated damages for such delay equal to one percent (1.0%) of the purchase price paid for the shares of common stock then owned by the investors until the registration statement is declared effective by the SEC. In no event shall the aggregate liquidated damages payable exceed 10% of the purchase price paid for the shares of common stock then owned by the investors.

We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”

The selling stockholder table below sets forth:

•	the name of the selling stockholders,

•	the number and percentage of shares of our common stock that the selling stockholders owned as of the date of this prospectus prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•	the number and percentage of shares of our common stock to be owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

None of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years. No selling stockholder had a material relationship with us within the last three years.

None of the selling stockholders is a broker dealer.

Other than Gregory J. Berlacher, Compass Offshore HTV PCC Ltd., Compass HTV LLC, Mel Lavitt, Lipman Capital Group Inc. Retirement Plan, John C. Lipman, Jay D. Seid, Peter G. and Susan H. Stanley JTWROS, Brian Garner Swift IRA, none of the selling stockholders is an affiliate of a broker dealer. Each of Gregory J. Berlacher, Compass Offshore HTV PCC Ltd., Compass HTV LLC, Mel Lavitt, Lipman Capital Group Inc. Retirement Plan, John C. Lipman, Jay D. Seid, Peter G. and Susan H. Stanley JTWROS, Brian Garner Swift IRA certified to us that it or he bought the securities for its or his own account and at the time of purchase, it or he had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To our knowledge, none of the selling stockholders has any agreement or understanding to distribute any of the shares being registered.

Name of Selling Stockholder	Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold	Number of Shares of Common Stock Owned After Offering	Percentage Ownership Prior to Offering(2)	Percentage Ownership After Offering(2)
Compass Offshore HTV PCC Ltd. (3)	89,155	89,155	0	*	0
Compass HTV LLC (4)	94,669	94,669	0	*	0
Mary A. DeBare	79,657	79,657	0	*	0
Charles A. DeBare	79,657	79,657	0	*	0
First Clearing FBO Bruce L Evans Roth IRA (5)	122,549	122,549	0	*	0
David A. Houghton	30,638	30,638	0	*	0
David A. Jenkins	200,000	200,000	0	*	0
K H Wm Krueger	100,000	100,000	0	*	0
Wendy Lavitt	61,275	61,275	0	*	0
Mel Lavitt	75,000	75,000	0	*	0
Lipman Capital Group Inc. Retirement Plan (6)	10,416	10,416	0	*	0
John C. Lipman	50,859	50,859	0	*	0
Howard Miller	136,300	61,300	75,000	*	*
Howard Miller, Wedbush Securities, Inc. Cust IRA R/O Holding 12/13/99 (7)	160,800	85,800	75,000	*	*
Eric Petersen	61,268	61,268	0	*	0
Porter Partners, LP (8)	250,000	250,000	0	*	0
Rogers Family Trust UTD 01/21/81 (9)	1,526,647	367,647	1,159,000	3.39%	2.57%
Roy & Ruth Rogers Unitrust UTD 09/28/89 (10)	1,281,550	122,550	1,159,000	2.84%	2.57%
Scott A. Sampson Trust #2 (11)	36,765	36,765	0	*	0
Libellule Sarachek	153,187	153,187	0	*	0
Jay D. Seid	20,834	20,834	0	*	0
Emerging Growth Equities PSP dtd 9/1/99 FBO Jay D Seid 401k (12)	9,804	9,804	0	*	0
Peter G. and Susan H. Stanley JTWROS	100,000	100,000	0	*	0
Brian Garner Swift, Wedbush Securities, Inc. Cust IRA Roth 12/22/10 (13)	262,550	122,550	140,000	*	0
Unterberg Koller Capital Fund LP (14)	4,386,720	4,386,720	0	9.73%	0
Elizabeth Arno	49,020	49,020	0	*	0
Gregory J. Berlacher	24,510	24,510	0	*	0

*	Less than one percent.
(1)	Represents the number of shares of our common stock that the selling stockholder owns as of the date of this prospectus but does not give effect to exercise of any warrants or options that may such selling stockholder may own. For the beneficial ownership of our officers, directors and principal stockholders, please see “Security Ownership of Certain Beneficial Owners and Management” incorporated by reference into this prospectus from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2014.
(2)	Based on 45,095,241 shares outstanding as of September 10, 2014.
(3)	Benjamin J. Taylor is the Managing Member of the General Partner of Sophrosyne Capital, LLC, a registered investment adviser with the SEC. Sophrosyne Capital acts as investment manager for the Compass funds and holds dispositive and voting power over the shares. Sophrosyne Capital files Schedule 13G’s and Schedule 13F’s on behalf of all of its clients. Sophrosyne Capital votes and has full discretion to buy and sell all securities on behalf of all of its clients. The address of the selling stockholder is c/o Morgan Stanley Prime Brokerage, 1585 Broadway, New York, NY 10036.
(4)	Benjamin J. Taylor is the Managing Member of the General Partner of Sophrosyne Capital, LLC, a registered investment adviser with the SEC. Sophrosyne Capital acts as investment manager for the Compass funds and holds dispositive and voting power over the shares. Sophrosyne Capital files Schedule 13G’s and Schedule 13F’s on behalf of all of its clients. Sophrosyne Capital votes and has full discretion to buy and sell all securities on behalf of all of its clients. The address of the selling stockholder is c/o Morgan Stanley Prime Brokerage, 1585 Broadway, New York, NY 10036.
(5)	Bruce L. Evans has voting and dispositive power over the shares held by First Clearing FBO Bruce L Evans Roth IRA. The address of the selling stockholder is 221 South Aberdeen Ave., Wayne, PA 19087.
(6)	John C. Lipman has voting and dispositive power over the shares held by Lipman Capital Group Inc. Retirement Plan. The address of the selling stockholder is c/o Craig-Hallum Capital Group, 222 South 9th Street, Suite 350, Minneapolis, MN 55402.
(7)	Howard Miller has voting and dispositive power over the shares held by Howard Miller, Wedbush Securities, Inc. Cust IRA R/O Holding 12/13/99. The address of the selling stockholder is 301 Mission St, #705, San Francisco, CA 94105.
(8)	Jeffrey H. Porter has voting and dispositive power over the shares held by Porter Partners, LP. The address of the selling stockholder is 300 Drakes Landing Road, Suite 175, Greenbrae, CA 94904.
(9)	Roy Rogers has voting and dispositive power over the shares held by Rogers Family Trust UTD 01/21/81. The address of the selling stockholder is 27927 Briones Way, Los Altos Hills, CA 94022.
(10)	Roy Rogers has voting and dispositive power over the shares held by Roy & Ruth Rogers Unitrust UTD 09/28/89. The address of the selling stockholder is 27927 Briones Way, Los Altos Hills, CA 94022.
(11)	Ann Mandelman has voting and dispositive power over the shares held by Scott A. Sampson Trust #2. The address of the selling stockholder is 6938A N. Santa Monica Blvd., Fox Point, WI 53217.
(12)	Jay D. Seid has voting and dispositive power over the shares held by Emerging Growth Equities PSP dtd 9/1/99 FBO Jay D Seid 401k. The address of the selling stockholder is 1150 First Avenue, Suite 450, King of Prussia, PA 19406.
(13)	Brian Garner Swift has voting and dispositive power over the shares held by Brian Garner Swift, Wedbush Securities, Inc. Cust IRA Roth 12/22/10. Also includes 100,000 shares in a managed account over which Mr. Swift has dispositive power but not beneficial ownership. The address of the selling stockholder is 240 Trinidad Drive, Tiburon, CA 94920.

(14)	Mark N. Diker, Charles M. Diker and Edmund Hajim share voting and dispositive power over the shares held by Unterberg Koller Capital Fund LP. The address of the selling stockholder is c/o Diker Management LLC, 730 Fifth Ave., 15th Floor, New York, NY 10019.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. Our telephone number is (949) 362-5800.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 7, 2014;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed on May 9, 2014, and the quarter ended June 30, 2014, filed on August 1, 2014;

•	Current Reports on Form 8-K filed on May 8, 2014, as amended on Form 8-K/A on May 23, 2014 and June 9, 2014; June 6, 2014; August 13, 2014; and August 20, 2014;

•	Definitive Proxy Statement on Schedule 14A filed on April 25, 2014; and

•	The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If such information is provided to you, you should not rely on it. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

6,845,830 shares of common stock

PROSPECTUS

September 26, 2014